Exhibit 16

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Yoohyun K. Choi and Tyler Thorn with full power to act without the other, as her or his agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Trustee and/or officer of HPS Corporate Lending Fund, the registration statement on Form N-14, whether pre-effective or post-effective, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 26th day of February, 2026.

SIGNATURE	TITLE

/s/ Michael Patterson Michael Patterson	Chairperson, Chief Executive Officer and Trustee

/s/ Randall Lauer Randall Lauer	Trustee

/s/ Robin Melvin Robin Melvin	Trustee

/s/ Donna Milia Donna Milia	Trustee

/s/ Robert Van Dore Robert Van Dore	Trustee